Exhibit 99.1

News Release

Contact: Bruce Russell/RCG
310-559-4955x101
brucerussell@ruscom.com

Cyanotech to Restate Financial Statements

KAILUA KONA, Hawaii (December 1, 2006) — Cyanotech Corporation (Nasdaq: CYAND) announced today that it has determined to restate certain of its previously issued financial statements.  The restatement will include amounts correcting the Company’s results for historical treatment of certain inventory related costs.  Additionally, the Company has identified certain minor out-of-period items relating to recording Hawaii state tax credits and accruing interest, which will also be recorded in the appropriate periods in the restated consolidated financial statements.  Further, the Company will also reclassify certain certificates of deposit from cash to investments in conjunction with the restatement.

The Company identified the matter during the ordinary course of reviewing the Company’s financial results for the first quarter of fiscal year 2007.  This was in conjunction with the Company’s previously disclosed intent to adopt Statement of Financial Accounting Standards No. 151 for the first quarter of fiscal year 2007.

The financial statements expected to be restated are the consolidated balance sheets as of March 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended March 31, 2006. This includes the Company’s unaudited quarterly financial statements during these years.The Company said that these consolidated financial statements, as filed, contain errors and should therefore not be relied upon.  The related auditor reports of KPMG LLP, the Company’s independent registered public accounting firm, with respect to these consolidated financial statements should also no longer be relied upon.

The Company has informed its secured credit facility administrator of its intention to restate its financial statements and of its failure to submit its quarterly financial statements timely for the first and second quarters of fiscal year 2007. The Company also requested and has obtained waiver of debt covenants that may not be in compliance as a result of restating previously issued financial statements, and also has obtained waiver as related to untimely submission of its quarterly financial statements for the first and second quarters of fiscal year 2007.

The Company said that following completion of its work and that of its independent registered public accounting firm, restatement of the Company’s financial results will be effected as soon as practicable by the filing of a Form 10-K/A.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com